Exhibit (c)(J)
Deloitte Accountants B.V.
Orlyplein 10
1043 DP Amsterdam
P.O. Box 58110
1040 HC Amsterdam
Netherlands
Tel: +31 (20) 582 5000
Fax: +31 (20) 582 4024
www.deloitte.nl
N.V. Koninklijke Nederlandsche Petroleum Maatschappij
Carel van Bylandtlaan 30
2596 HR The Hague

Date	From	Reference
October 31, 2005	A.J. Coster	3100033319/OP9995/jw
Auditors’ report pursuant to section 2:94b, subsection 2 of the Netherlands Civil Code
Introduction
We have read the contents of the description dated 31 October 2005 by N.V. Koninklijke Nederlandsche Petroleum Maatschappij (the “Company”) The Hague, in connection with the intended non-cash contribution as payment on the shares to be issued by the Company, for the purpose of issuing an auditor’s report as referred to in section 2:94b, subsection 2 of the Netherlands Civil Code. The description relates to 9,603,350,000 shares, each having a par value of GBP 0.25 pence, in the share capital of Shell Transport and Trading Company Limited. The contents of the description as well as the actual and legal contribution are the responsibility of the company’s management.
Scope
We conducted our audit in accordance with auditing standards generally accepted in the Netherlands regarding non-cash contributions. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the value of the intended non-cash contribution as at 30 September 2005, applying valuation methods generally accepted in the Netherlands, which are mentioned in the description, at least equals the amount of the payment obligation. We believe that our audit provides a reasonable basis for our opinion.
Opinion
In our opinion, as at 30 September 2005, the value of the intended contribution agreed upon, applying valuation methods generally accepted in the Netherlands, which are mentioned in the description, at least equals the payment obligation arising in euro and to be satisfied by an amount of USD 28,941,065,772. Stipulated share premium has been included in the latter amount.

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